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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  October 2, 1995



                                HEALTHDYNE, INC.
             (Exact name of registrant as specified in its charter)



     Georgia                       0-10647                    58-1099590
--------------                 ------------               --------------------
(State or other                (Commission                   (IRS Employer
jurisdiction of                File Number)               Identification No.)
incorporation)




                  1850 PARKWAY PLACE, MARIETTA, GEORGIA  30067
             (Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code  770/423-4500
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Item 5.  OTHER EVENTS.

         On October 2, 1995, Healthdyne, Inc., a Georgia corporation ("Healthdyne"), and Tokos Medical Corporation (Delaware), a Delaware corporation ("Tokos"), entered into a definitive agreement (the "Merger Agreement") to merge with and into a new company, which has yet to be named. The merger will occur after consummation later in the year of the previously announced spin-off to Healthdyne shareholders of Healthdyne Information Enterprises ("HIE"). Following the merger, the new company will consist of the businesses of Tokos and Healthdyne Maternity Management (Healthdyne's sole remaining business after the HIE spin-off), and will be a nationwide provider of pregnancy management services and high-risk home obstetrical care.

         Healthdyne expects the merger to be a tax-free transaction with each Tokos share and each Healthdyne share to be exchanged for one share of the new company. It is expected that the combination will be recorded for accounting purposes under the purchase method. The new company will have approximately 33 million shares of common stock outstanding after the merger (approximately 17.5 million held by former Tokos shareholders and 15.5 million held by former Healthdyne shareholders). It will have combined annualized sales of approximately $160 million. The Board of Directors of each company has approved the merger. The transaction is anticipated to be completed early in 1996, subject to certain conditions including federal antitrust review, completion of the previously announced HIE spin-off to Healthdyne shareholders, and shareholder approval from both companies.

         Parker H. Petit, Chairman and Chief Executive Officer of Healthdyne, will serve as Chairman of the Board of the new company and will chair a Transition Committee. Robert F. Byrnes, Chairman and Chief Executive Officer of Tokos, will serve as President and Chief Executive Officer. In addition to Mr. Petit and Mr. Byrnes, the Merger Agreement provides that the Board of Directors of the new company will consist of eight outside directors, four members to be selected by each company's current Board. Donald R. Millard, Chief Financial Officer of Healthdyne, will be Senior Vice President and Chief Financial Officer of the new company. Terry P. Bayer, President of Tokos, will serve as Executive Vice President, Managed Care Operations, and Frank D. Powers, President of Healthdyne Maternity Management, will become Executive Vice President, Provider Operations of the new company. J. Brent Burkey, Senior Vice President and General Counsel of Healthdyne, and Andrew D. Simons, Vice President, Corporate Counsel and Secretary of Tokos, will serve as General Counsel and Associate General Counsel, respectively, of the new company.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      HEALTHDYNE, INC.



                                      /s/ Donald R. Millard
                                      ------------------------------------------
                                      Donald R. Millard
                                      Vice President - Finance,
                                      Chief Financial Officer and Treasurer


Date:  October 12, 1995